Exhibit 10.1

                          SECURITIES PURCHASE AGREEMENT

                                 By and Between

                          ARINCO COMPUTER SYSTEMS INC.

                                       and

                          PANGEA INTERNET ADVISORS LLC

                         ------------------------------

                            Dated as of March 9, 2000

                         ------------------------------
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                                TABLE OF CONTENTS

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ARTICLE 1

      DEFINITIONS......................................................1
      1.1     Definitions..............................................1

ARTICLE 2

      PURCHASE AND SALE................................................7
      2.1     Purchase and Sale of Shares..............................7
      2.2     Preferred Stock Terms....................................7
      2.3     Purchase and Sale of Warrants............................8
      2.4     Closing..................................................8
      2.5     Purchasers' Representative...............................8

ARTICLE 3

      CONDITIONS TO THE OBLIGATION
        OF THE PURCHASERS TO CLOSE  ...................................9
      3.1     Representations and Warranties True......................9
      3.2     Compliance with this Agreement...........................9
      3.3     Officer's Certificate....................................9
      3.4     Secretary's Certificate..................................9
      3.5     Documents................................................9
      3.6     Purchase Permitted by Applicable Laws; Legal Investment..9
      3.7     Opinion of Counsel......................................10
      3.8     Approval of Counsel to the Purchaser....................10
      3.9     No Material Adverse Change..............................10
      3.10    Registration Rights Agreement...........................10
      3.11    Certificate of Incorporation and By-Laws of the Company.10
      3.12    No Litigation...........................................10
      3.13    Funding Commitments.....................................10
      3.14    Board Representation; Executive Officers................11
      3.15    Certificate of Designations.............................11
      3.16    Assets..................................................11
      3.17    Office Services Agreement...............................11
      3.18    Annual Report...........................................11
      3.19    New Start...............................................11

ARTICLE 4

      CONDITIONS TO THE OBLIGATION
        OF THE COMPANY TO CLOSE.......................................11

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      4.1     Representations and Warranties True.....................11
      4.2     Compliance with this Agreement..........................12
      4.3     Issuance Permitted by Applicable Laws...................12
      4.4     Approval of Counsel to the Company......................12
      4.5     No Litigation. .........................................12

ARTICLE 5

      REPRESENTATIONS AND
      WARRANTIES OF THE COMPANY.......................................12
      5.1     Corporate Existence and Power...........................12
      5.2     Corporate Authorization; No Contravention...............13
      5.3     Governmental Authorization; Third Party Consents........13
      5.4     Binding Effect..........................................13
      5.5     No Legal Bar............................................14
      5.6     Litigation..............................................14
      5.7     No Default or Breach....................................14
      5.8     SEC Documents...........................................14
      5.9     No Material Adverse Change..............................15
      5.10    Operations of the Company...............................15
      5.11    Capitalization..........................................16
      5.12    Subsidiaries............................................16
      5.13    Investment Company......................................17
      5.14    Environmental Matters...................................17
      5.15    Real Properties.........................................17
      5.16    Taxes...................................................18
      5.17    ERISA...................................................19
      5.18    Intellectual Property...................................19
      5.19    Contractual Obligations.................................19
      5.20    Anti-Dilution Protection................................19
      5.21    Private Offering........................................19
      5.22    Solvency................................................20
      5.23    Contracts Affecting Stockholders........................20
      5.24    Employment and Labor Matters............................20
      5.25    Related Party Transactions..............................20
      5.26    Broker's, Finder's or Similar Fees......................21
      5.27    Full Disclosure.........................................21

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ARTICLE 6

      REPRESENTATIONS AND
      WARRANTIES OF THE PURCHASERS....................................21
      6.1     Existence and Power; Share Ownership.  .................21
      6.2     Authorization; No Contravention.........................21
      6.3     Binding Effect..........................................22
      6.4     No Legal Bar............................................22
      6.5     Purchase for Own Account................................22
      6.6     Sophistication..........................................23
      6.7     Broker's, Finder's or Similar Fees......................23
      6.8     Additional Representations..............................23

ARTICLE 7

      AFFIRMATIVE COVENANTS...........................................23
      7.1     Reincorporation in Delaware.............................23
      7.2     Reservation of Common Stock.............................24
      7.3     Inspection..............................................24
      7.4     No Solicitation.........................................24
      7.5     Additional Covenants....................................25
      7.7     Insurance...............................................25
      7.8     Further Assurances......................................25

ARTICLE 8

      INDEMNIFICATION.................................................26
      8.1     Indemnification by the Company..........................26
      8.2     Indemnification by the Purchasers.......................26
      8.3     Indemnification to Pangea...............................26
      8.4     Contribution............................................27
      8.5     Notification............................................27
      8.6     Expense Reimbursement...................................28
      8.7     Registration Rights Agreement...........................28

ARTICLE 9

      TERMINATION.....................................................29
      9.1     Termination.............................................29
      9.2     Procedure for the Effect of Termination.................29

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ARTICLE 10

      MISCELLANEOUS...................................................29
      10.1    Survival of Provisions..................................29
      10.2    Expenses................................................30
      10.3    Notices.................................................30
      10.4    Successors and Assigns..................................31
      10.5    Waiver and Amendment....................................31
      10.6    Counterparts............................................32
      10.7    Headings................................................32
      10.8    Governing Law...........................................32
      10.9    Jurisdiction............................................32
      10.10   Severability............................................32
      10.11   Rules of Construction...................................32
      10.12   Remedies................................................32
      10.13   Entire Agreement........................................33
      10.14   Publicity...............................................33


Schedule I    Purchasers; Allocation of Shares and Warrants


EXHIBITS

Exhibit A     Form of Registration Rights Agreement
Exhibit B     Form of Warrant
Exhibit C     Form of Certificate of Designations

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            SECURITIES PURCHASE AGREEMENT, dated as of March 9, 2000, by and between Arinco Computer Systems Inc., a corporation organized under the laws of New Mexico (the "Company") and Pangea Internet Advisors LLC, a Delaware limited liability company ("Pangea" and, together with its permitted assignees, the "Purchasers").

            WHEREAS, the Company desires to issue to the Purchasers, and the Purchasers desire to purchase from the Company, (i) up to an aggregate of 4,000,000 shares of the Company's Series B Convertible Preferred Stock, par value $.10 per share (the "Preferred Stock"), and (ii) Warrants to purchase the Specified Number (defined below) of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), upon the terms and subject to the conditions set forth in this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

            "Actions or Proceedings" has the meaning assigned to that term in
Section 8.1.

            "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

            "Agreement" means this Agreement, as the same may be amended, supplemented or modified in accordance with the terms hereof.

            "Avery Noncompete" has the meaning assigned to that term in Section 7.5.

            "Board" means the Board of Directors of the Company.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.


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            "Certificate of Designations" means the Certificate of Designations substantially in the form attached hereto as Exhibit C.

            "Closing" has the meaning assigned to that term in Section 2.4.

            "Closing Date" has the meaning assigned to that term in Section 2.4.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

            "Commitments" has the meaning assigned to that term in Section 3.13.

            "Common Stock" means the Common Stock, par value $.01 per share, of the Company or any other shares of common stock into which the Common Stock may be converted pursuant to the Delaware Reincorporation or otherwise.

            "Commonly Controlled Entity" means any entity which is under common control with the Company within the meaning of Code section 414(b), (c), (m),
(o) or (t).

            "Company" means Arinco Computer Systems Inc., a New Mexico corporation, and any successor thereof by merger or otherwise.

            "Company Liabilities" has the meaning assigned to that term in
Section 5.8.

            "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the Company shall be deemed not to have a Contingent


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Obligation by virtue of its guaranty of obligations of a Subsidiary that, except for shares held by nominees, is wholly owned by the Company. The amount of any Contingent Obligation shall be deemed to be the stated amount of such Contingent Obligation or, if there is no such stated amount, an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

            "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

            "Delaware Reincorporation" has the meaning assigned to that term in
Section 7.1.

            "Disclosure Letter" has the meaning assigned to that term in Article 5.

            "Environmental Laws" means any federal, state, territorial, provincial or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial or local) relating to emissions, discharges, releases or threatened releases of any contaminant including, without limitation, medical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, person, property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C.ss. 651 et seq.), as such laws have been amended or supplemented and any analogous future federal, or present or future state or local laws, statutes and regulations promulgated thereunder.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.


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            "Forbes Noncompete" has the meaning assigned to that term in Section
7.5.

            "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

            "Governmental Authority" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Hazardous Materials" means (i) any "hazardous waste" or "solid waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder; (iii) any "pollutant" or "toxic pollutant" or "oil" as defined in the Clear Water Act, as amended, and regulations promulgated thereunder; (iv) asbestos; (v) polychlorinated biphenyls; and (vi) any waste oils.

            "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps and similar agreements under which payments are obligated to be made, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any Contingent Obligation.

            "Indemnified Party" has the meaning assigned to that term in Section 8.5.

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            "Indemnifying Party" has the meaning assigned to that term in
Section 8.5.

            "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used by the Company:

            (i) patents, patent applications, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

            (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

            (iii) copyright registrations and applications for registration thereof and non-registered copyrights;

            (iv) trade secrets, concepts, ideas, designs, research processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection); and

            (v) computer software programs, including, without limitation, all source code, object code, and documentation related thereto, licensed to or from the Company.

            "Investment Company Act" has the meaning assigned to that term in
Section 5.10.

            "Liabilities" has the meaning assigned to that term in Section 9.1.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capitalized lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

            "Newco" has the meaning assigned to that term in Section 7.1.

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            "Pangea" means Pangea Internet Advisors LLC, Delaware limited liability company.

            "Person" means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

            "Preferred Stock" means the Series B Convertible Preferred Stock, par value $.10 per share, of the Company or any other shares of preferred stock into which the Series B Convertible Preferred Stock may be converted pursuant to the Delaware Reincorporation or otherwise.

            "Purchasers" means, as of the date hereof, Pangea and, at such time as Pangea has assigned any part of its obligations to purchase Shares or Warrants to an assignee who has agreed to assume those obligations, the term "Purchasers" also shall include such assignees.

            "Reduced Share Number" has the meaning assigned to that term in
Section 3.13.

            "Registration Rights Agreement" means the Registration Rights Agreement substantially in the form attached hereto as Exhibit A.

            "Representative" has the meaning assigned to that term in Section
2.5.

            "Requirements of Law" means, as to any Person, any statute, law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "SEC Documents" has the meaning assigned to that term in Section
5.8.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

            "Shares" has the meaning assigned to that term in Section 2.1, subject to Section 3.16.

            "Shares Purchase Price" has the meaning assigned to that term in
Section 2.1.


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            "Solvent" means, with respect to any Person, that the fair saleable value of the assets and property of such Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature. In computing the amount of contingent or liquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.

            "Specified Number" means a number of shares of Common Stock equal to 20% of the total number of shares of Common Stock outstanding on a fully diluted basis as of the date of issuance of the Warrants, assuming (i) the issuance of all of the Shares issuable hereunder, (ii) the exercise of the Warrants and
(iii) the exercise of all outstanding employee options, if any.

            "Subsidiary" means, with respect to any Person, a corporation, partnership or other entity of which 50% or more of the voting power of the voting equity securities or equity interest, or rights to profits, is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

            "Tax" or "Taxes" has the meaning assigned to that term in Section 5.16.

            "Tax Returns" has the meaning assigned to that term in Section 5.16.

            "Transaction Documents" shall mean each of this Agreement, the Shares, the Warrants, the Certificate of Designations and the Registration Rights Agreement.

            "Warrants" means the warrants, substantially in the form of Exhibit B, to be purchased by certain of the Purchasers designated by Pangea, entitling the holders thereof to purchase initially up to the Specified Number of shares of Common Stock, as such number may be adjusted from time to time in accordance with the terms thereof.

            "Warrants Purchase Price" has the meaning assigned to that term in
Section 2.3.

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                                    ARTICLE 2

                                PURCHASE AND SALE

            2.1 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, the Company agrees that it will issue and sell to the Purchasers, and the Purchasers agree, severally and not jointly, that they will acquire from the Company, at the Closing, an aggregate of 4,000,000 shares of Preferred Stock (the "Shares"). The number of Shares committed to be purchased hereunder by each Purchaser will be as set forth on Schedule I, which will be prepared by Pangea and attached to this Agreement on or prior to the Closing Date. The per share purchase price for the Shares will be $10.00 (the "Shares Purchase Price").

            2.2 Preferred Stock Terms. The terms of the Preferred Stock shall be as set forth in the Certificate of Designations.

            2.3 Purchase and Sale of Warrants. Subject to the terms and conditions set forth herein, the Company agrees that it will sell to those Purchasers designated by Pangea, and such Purchasers agree, severally and not jointly, that they will acquire from the Company, at the Closing, the Warrants. The allocation of the number of Warrants among the Purchasers will be as set forth on Schedule I. The aggregate purchase price for the Warrants will be $100,000 (the "Warrants Purchase Price"). 20% of the Warrants will have an exercise price of $.25 per share, 30% of the Warrants will have an exercise price of $.50 per share, 30% of the Warrants will have an exercise price of $.75 per share and 20% of the Warrants will have an exercise price of $1.00 per share.

            2.4 Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, at 10:00 a.m., New York City time, on the third Business Day to occur following the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the conditions set forth in Articles 3 and 4, or on such other date and at such other time and place as the Company and Pangea may agree (the "Closing Date"). At the Closing, subject to the terms and conditions set forth herein, the Company shall sell Shares to the Purchasers acquiring such Shares by delivering to such Purchasers duly executed certificates representing the Shares to be sold at such Closing, registered in the name of the Purchaser acquiring such Shares, with appropriate issue stamps, if any, affixed at the expense of the Company, free and clear of any Lien, and such Purchasers shall purchase such Shares for the Shares Purchase Price. At the Closing, subject to the terms and conditions set forth herein, the Company shall also sell the Warrants to those Purchasers designated by Pangea by delivering to such Purchasers duly executed certificates representing the Warrants in the name of the Purchaser acquiring such Warrants, free and clear of any

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Lien, and such Purchasers shall purchase the Warrants for the Warrants Purchase
Price. The Shares Purchase Price and the Warrants Purchase Price shall be paid in cash by wire transfer to a bank account agreed to by the Company and Pangea.

            2.5 Purchasers' Representative. Each Purchaser hereby appoints Pangea as such Purchaser's representative (the "Representative"), to do any and all things and to execute any and all documents, in such Purchaser's name, place and stead, in any way which such Purchaser could do if personally present, in connection with any closing of the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the ability to waive any condition to the obligation of such Purchaser to purchase Shares or Warrants on any Closing Date (which Pangea may do in its sole discretion) and otherwise determine that the such conditions have been satisfied. The Company shall be entitled to rely upon the foregoing as being binding upon the Purchasers.

                                    ARTICLE 3

                          CONDITIONS TO THE OBLIGATION
                           OF THE PURCHASERS TO CLOSE

            The obligation of the Purchasers to purchase Shares or Warrants on the Closing Date shall be subject to the satisfaction or waiver (by the parties entitled to the benefit thereof) of the following conditions:

            3.1 Representations and Warranties True. The representations and warranties of the Company contained in Article 5 shall be true and correct in all material respects at and as of the Closing Date (and after giving effect to the transactions contemplated hereby) as if made at and as of such date.

            3.2 Compliance with this Agreement. The Company shall have performed and complied with its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

            3.3 Officer's Certificate. The Purchasers shall have received a certificate, dated the Closing Date and signed by the President or a Vice-President of the Company, certifying that the conditions set forth in Sections 3.1 and 3.2 have been satisfied on and as of such date.

            3.4 Secretary's Certificate. The Purchasers shall have received a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying the truth and correctness of attached copies of the

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Certificate of Incorporation and By-laws of the Company and resolutions of the
Board of Directors of the Company, in effect as of the Closing Date, approving the transactions contemplated by this Agreement and the other Transaction Documents.

            3.5 Documents. The Purchasers shall have received copies of such documents as they reasonably may request in connection with the sale of the Shares and Warrants and the other transactions contemplated hereby, all in form and substance reasonably satisfactory to Pangea.

            3.6 Purchase Permitted by Applicable Laws; Legal Investment. The acquisition of and payment for the Shares and Warrants to be purchased on the Closing Date and the consummation of the other transactions contemplated hereby
(i) shall not be prohibited by any applicable law or governmental regulation and
(ii) shall be permitted by the laws and regulations of the jurisdictions to which they are subject.

            3.7 Opinion of Counsel. The Purchasers shall have received the opinion of Thad H. Turk, Esquire, counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Pangea.

            3.8 Approval of Counsel to the Purchaser. All actions and proceedings hereunder and all documents required to be delivered by the Company hereunder or in connection with the consummation of the other transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Paul, Weiss, Rifkind, Wharton & Garrison, special counsel to the Purchasers, as to their form and substance.

            3.9 No Material Adverse Change. There shall have been no material adverse change, nor shall any such change be threatened, in the assets, business, properties, operations or financial or other condition of the Company since December 31, 1999.

            3.10 Registration Rights Agreement. The Company shall have duly executed and delivered to the Purchasers the Registration Rights Agreement substantially in the form of Exhibit A, which shall be in full force and effect.

            3.11 Certificate of Incorporation and By-Laws of the Company. No amendments to the Certificate of Incorporation or By-Laws of the Company as in effect on the date hereof shall have been effected on or prior to the Closing Date.

            3.12 No Litigation. No action, suit, proceeding, claim or dispute shall have been brought or otherwise arisen at law, in equity, in arbitration or before any Governmental Authority against the Company which would, if adversely determined, in the reasonable opinion of Pangea (i) have a material adverse effect on the assets,

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business, properties or financial or other condition of the Company, or (ii)
have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents. No injunction, writ, temporary restraining order, decree or any order of any nature shall have been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any of the other Transaction Documents.

            3.13 Funding Commitments. On or prior to the Closing Date, Pangea shall have received firm commitments (the "Commitments"), from financially sophisticated investors in an aggregate amount equal to not less than $40,000,000, and such investors shall have become parties to this Agreement as "Purchasers" hereunder on or prior to the Closing Date; provided, that if such Commitments are less than $40,000,000 but equal to at least $30,000,000, (i) the condition set forth in this Section 3.13 shall be deemed to have been satisfied, and (ii) the term "Shares" shall be deemed to mean that number of shares of Preferred Stock equal to (x) such Commitments divided by (y) the Shares Purchase Price (the "Reduced Share Number").

            3.14 Board Representation; Executive Officers. The following individuals shall have become directors of the Board effective as of the Closing
Date: James M. Dubin, Cary S. Fitchey, Michael Gleason and William E. Lipner. The following officers shall have been appointed effective as of the Closing
Date: Michael Gleason - Chairman; Cary S. Fitchey - Chief Executive Officer and President; William Avery - Executive Vice President; David M. Roberts - Senior Vice President; William P. O'Donnell - Senior Vice President; and Frederick G. Noell - Senior Vice President.

            3.15 Certificate of Designations. The Company shall have filed the Certificate of Designations with the State Corporation Commission of the State of New Mexico.

            3.16 Assets. The Company shall own no assets other than cash and government securities.

            3.17 Office Services Agreement. The Company shall have duly executed and delivered to Pangea an Office Services Agreement in a form to be reasonably agreed to by the parties, which shall be in full force and effect.

            3.18 Annual Report. The Company's Annual Report on Form 10- KSB for the fiscal year ended December 31, 1999 as filed with the Commission shall be substantially in the form of the Company's draft Form 10-KSB dated March 8, 2000, delivered to Pangea on March 9, 2000.

            3.19 New Start. The Company shall have divested itself of all interest in New Start, Inc. or shall have dissolved it.

                                    ARTICLE 4

                          CONDITIONS TO THE OBLIGATION
                             OF THE COMPANY TO CLOSE

            The obligations of the Company to issue and sell the Shares and the Warrants on the Closing Date shall be subject to the satisfaction or waiver by it of the following conditions:

            4.1 Representations and Warranties True. The representations and warranties of the Purchasers contained in Article 6 shall be true and correct in all material respects at and as of the Closing Date (and after giving effect to the transactions contemplated hereby) as if made at and as of such date.

            4.2 Compliance with this Agreement. The Purchasers shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

            4.3 Issuance Permitted by Applicable Laws. The issuance of the Shares and Warrants by the Company to be issued on the Closing Date and the consummation of the transactions contemplated hereby (i) shall not be prohibited by any applicable law or governmental regulation and (ii) shall be permitted by the laws and regulations of the jurisdictions in which the transactions are subject.

            4.4 Approval of Counsel to the Company. All actions and proceedings hereunder and all documents required to be delivered by the Purchasers hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been reasonably acceptable to Thad H. Turk, Esquire, counsel to the Company, as to their form and substance.

            4.5 No Litigation. No injunction, writ, temporary restraining order, decree or any order of any nature shall have been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any of the other Transaction Documents.

                                    ARTICLE 5

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to the Purchasers as follows, except as set forth in the corresponding Section of the "Disclosure Letter" delivered to the Purchasers simultaneously herewith (for purposes of this Article 5 the term "Company" shall include its wholly-owned subsidiary, New Start, Inc., except where the context otherwise requires):

            5.1 Corporate Existence and Power. The Company:

            (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

            (b) has (i) full corporate power and authority and (ii) all governmental licenses, authorizations, consents and approvals to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged;

            (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

            (d) is in compliance with (i) its Certificate of Incorporation and By-Laws or other organizational or governing documents and (ii) all Requirements of Law; except, in the case of (b)(ii), (c) or (d)(ii) of this Section 5.1, to the extent that the failure to do so, individually or in the aggregate, would not have a material adverse effect on the assets, business, operations, properties or financial or other condition of the Company.

            5.2 Corporate Authorization; No Contravention.

            (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby (such transactions to include, for purposes of this Agreement, among other things, the issuance of the Shares, the issuance of the Warrants, and the issuance of Common Stock upon the exercise of the Warrants);

                        (i) is within the Company's corporate power and authority and has been duly authorized by all necessary corporate action;

                        (ii) does not contravene the terms of the Certificate of Incorporation or By-Laws or other organizational or governing documents of the Company, or any amendment thereof; and

                        (iii) will not violate any order or decree directly relating to the Company.

            (b) The Company has delivered to the Purchasers complete and correct copies of the Company's Certificate of Incorporation and By-Laws, in each case, as amended to the date of this Agreement.

            5.3 Governmental Authorization; Third Party Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, is necessary or required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement or any of the other Transaction Documents, or the transactions contemplated hereby or thereby.

            5.4 Binding Effect. This Agreement has been duly executed and delivered by the Company, and at the Closing the other Transaction Documents will be, duly executed and delivered by the Company, and this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and at the Closing the other Transaction Documents will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

            5.5 No Legal Bar. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents nor the issuance of the Shares or the Warrants will violate any Requirement of Law. The Company is not a party to any agreement granting any registration rights to any Person that are inconsistent with the rights to be granted to the Purchasers in the Registration Rights Agreement.

            5.6 Litigation. There are no actions, suits, investigations, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company:

            (a) with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby; or

            (b) which would, if adversely determined, (i) have a material adverse effect on the assets, business, properties, operations or financial or other condition of the Company or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other

Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any of the other Transaction Documents.

            5.7 No Default or Breach. The Company is not in default under or with respect to any Contractual Obligation in any respect, which, individually or together with all such defaults, would be materially adverse to the assets, business, properties, operations or financial or other condition of the Company or which could materially adversely affect the ability of the Company to perform its obligations under this Agreement or any of the other Transaction Documents.

            5.8 SEC Documents.

            (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed with the Commission by the Company since January 1, 1996 (collectively, "SEC Documents") on a timely basis. As of their respective dates, the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the consolidated financial statements of the Company contained in the SEC Documents
(i) complied as to form with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (subject, in the case of the unaudited interim statements, to normal year-end audit adjustments) and (iii) present fairly in all material respects the financial position, results of operations and the related changes in financial position as at the dates and for the periods indicated.

            (b) The Company has no material direct or indirect Indebtedness, liability or obligation, whether known or unknown, fixed or unfixed, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on a financial statement (collectively "Company Liabilities"), other than (i) Company Liabilities fully and adequately reflected in the financial statements included in the SEC Documents filed prior to the date hereof, (ii) Company Liabilities as set forth in Section 5.8 of the Disclosure Letter, and (iii) Company Liabilities incurred in the ordinary course of business.

            5.9 No Material Adverse Change. Since December 31, 1999, there has not been any event or development that has had, or could reasonably be expected to have, a material adverse effect on the assets, business, properties, operations or financial or other condition of the Company.

            5.10 Operations of the Company. Except as contemplated by the Transaction Documents or otherwise consented to by Pangea, since December 31, 1999, the Company has not:

            (a) declared or paid any dividend or declared or made any other distributions of any kind to its stockholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

            (b) incurred any Indebtedness for borrowed money;

            (c) waived any material right under any contract or other agreement of the type required to be set forth on any section to the Disclosure Letter;

            (d) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

            (e) increased the compensation of any officer or other key employee of the Company;

            (f) made any loan or advance to any of its stockholders, officers, directors, employees, consultants, agents or other representatives, or made any other loan or advance;

            (g) sold, abandoned or made any other disposition of any of its properties or assets or made any acquisition of all or any part of the properties, capital stock or business of any other Person;

            (h) taken any action that would cause it to be required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act");

            (i) amended its Certificate of Incorporation or By-laws or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

            (j) issued any shares of its Common Stock or any securities convertible, exchangeable or exercisable into Common Stock;

            (k) engaged in any other material transaction; or

            (l) agreed to do any of the foregoing.

            5.11 Capitalization. As of the date hereof, the Company's authorized capital stock consists of 45,000,000 shares of Common Stock, 4,958,234 shares of which are issued and outstanding and 50,000 shares of which are held in treasury, and 5,000,000 shares of "blank check" preferred stock, none of which are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement there are no existing options, warrants, calls, commitments or agreements of any character to which the Company is a party or by which it is bound calling for the issuance or sale of shares of its respective capital stock or securities convertible into or exchangeable for shares of such capital stock. All of the outstanding shares of capital stock of the Company have been duly authorized and are fully paid, non-assessable and free of preemptive rights. The Shares and the Warrants are duly authorized, and, when issued upon payment of the Shares Purchase Price and the Warrants Purchase Price therefor, will be fully paid and non-assessable. Except as provided for or in the Transaction Documents, there are no options, warrants or other rights to purchase shares of capital stock or other securities of the Company, nor is the Company obligated in any manner to issue shares of its capital stock or other securities. Except as contemplated hereby and for relevant state and federal securities laws, there are no restrictions on the Company's ability to transfer shares of capital stock of the Company.

            5.12 Subsidiaries. Except for New Start, Inc., the Company does not have any Subsidiaries. The Company owns all of the issued and outstanding capital stock of the Subsidiaries, free and clear of all Liens. All of such shares of capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws. There are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest.

            5.13 Investment Company. Neither the Company nor any Person controlling the Company is an "investment company" within the meaning of the Investment Company Act.

            5.14 Environmental Matters.

            (a) The property, assets and operations of the Company comply with all applicable Environmental Laws, except to the extent that failure to comply with such Environmental Laws would not have a material adverse effect on the assets, business, properties or financial or other condition of the Company.

            (b) None of the Company nor the property, assets or operations of the Company is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials into the environment or is in contravention of any federal, state or local law, order or regulation that is likely to have a materially adverse effect on the assets, business, properties or financial or other condition of the Company.

            (c) The Company has not received any notice or claim, nor are there pending, threatened or reasonably anticipated lawsuits against them, with respect to violations of an Environmental Law or in connection with any release of any Hazardous Materials into the environment.

            (d) The Company does not have any contingent liability which is material to the Company in connection with any release of any Hazardous Materials into the environment.

            5.15 Real Properties.

            (a) The Company does not own or lease any real property.

            (b) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property or any portion thereof or interest therein.

            5.16 Taxes

            (a) The Company has paid or caused to be paid, or established reserves that the Company reasonably believes to be adequate in all material respects for all federal, state, county, local, foreign and other taxes (including income, profits, premium, estimated, excise, sales, use, value added, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, inventory and merchandise, capital stock, tollgate, asset and license, net worth, transaction, transfer, withholding, employment, unemployment compensation, payroll-related and real and personal property taxes, taxes on services and import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including all deficiencies, additions to tax, interest and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing (collectively, "Taxes" or, individually, a "Tax") required to be paid by it through the date hereof, and no such Taxes shall be payable by it in connection with the consummation of the transactions contemplated by this Agreement.

            (b) The Company has filed when due with the appropriate Governmental Authorities all returns, estimates, reports and forms relating to Taxes ("Tax Returns") required to be filed by it through the date hereof.

            (c) No penalties or other charges are or will become due with respect to the late filing of any Tax Return of the Company required to be filed on or before the Closing Date in the ordinary course of the Company's business.

            (d) The Company has not been nor is it currently being audited by any taxing authority. There is no unassessed Tax deficiency or audit proposed or threatened against the Company. No extension of time with respect to any date on which any Tax Return was or is to be filed by the Company is in force, and no waiver or agreement is in force for the extension of time for the assessment or payment of any tax.

            (e) Prior to the date of this Agreement, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

            (f) Section 5.16 of the Disclosure Letter sets forth all material Tax elections made by the Company that are in effect with respect to the Company for the fiscal year ended December 31, 1998 and the fiscal year ending December 31, 1999.

            (g) Except as set forth in Section 5.16 of the Disclosure Letter, the Company has not agreed or are required to make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

            (h) The Company has not at any time filed a consent pursuant to section 341(f)(1) of the Code, or agreed to have section 341(f)(2) of the Code apply to any dispositions of "subsection (f) assets" (as such term is defined in section 341(f)(4) of the Code).

            (i) The Company is not a party to any Tax allocation, sharing, or similar agreement. The Company has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

            5.17 ERISA. The Company does not have any existing plan, policy, program or arrangement providing for compensation, severance, bonus, profit-sharing, stock options or other stock-related compensation or other forms of incentive or deferred compensation, insurance coverage, health or medical benefits, or retirement benefits (including pension, health, medical or other similar benefits).

            5.18 Intellectual Property. The Company does not own or license any Intellectual Property.

            5.19 Contractual Obligations. There are no Contractual Obligations to which the Company is a party or by or to which any of them or any of their properties may be bound or subject.

            5.20 Anti-Dilution Protection. Except as contemplated in the Transaction Documents, no holder of shares of Common Stock (or securities convertible into or exchangeable or exercisable for any of the foregoing) has any rights to purchase or receive additional or other securities upon the occurrence of an event that might dilute such holder's percentage interest in the Company (other than rights with respect to equitable adjustments in the event of a stock dividend, stock split, share combination or similar occurrences).

            5.21 Private Offering. No form of general solicitation or general advertising was used by the Company or, to its knowledge, its representatives in connection with the offer or sale of the Shares or the Warrants. No registration of the Shares or the Warrants pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Shares or the Warrants pursuant to this Agreement. The Company agrees that neither it, nor anyone acting on its behalf, will offer or sell the Shares or the Warrants or any other security so as to require the registration of the Shares or the Warrants pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, unless such securities are so registered.

            5.22 Solvency. On and as of such Closing Date, after giving effect to the transactions contemplated in this Agreement, the Company will be Solvent.

            5.23 Contracts Affecting Stockholders. Other than the Transaction Documents, the Company is not a party to any stockholders agreement, voting trust agreement, registration rights agreement or other contract to which the Common Stock or any other capital stock of the Company is bound by, subject to or entitled to the benefit of or to which any of the existing stockholders is bound by, subject to or entitled to the benefit of as a result of its ownership of the Common Stock or any other interest in the Company.

            5.24 Employment and Labor Matters.

            (a) Except as disclosed in Section 5.24 of the Disclosure Letter, neither the Company nor any Commonly Controlled Entity is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of the Company or any Commonly Controlled Entity.

            (b) Neither the Company nor any Commonly Controlled Entity has violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

            5.25 Related Party Transactions. Except as set forth in Section 5.26 of the Disclosure Letter, none of the officers, directors or Affiliates of the
Company:

            (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company;

            (b) owns, directly or indirectly, in whole or in part, any property that the Company use in the conduct of their business;

            (c) is or has been a party to any Contractual Obligations with the Company; or

            (d) has any actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings or investigations whatsoever against, or owes any amount to, the Company.

            5.26 Broker's, Finder's or Similar Fees. Except as set forth herein, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company, or any action taken by the Company.

            5.27 Full Disclosure. No statement by the Company contained in this Agreement or any of the other Transaction Documents, or by the Company in any document, certificate, notice or consent delivered to the Purchasers in connection with the purchase and sale of the Shares and the Warrants at or prior to the Closing, contains (or will contain) an untrue statement of a material fact or omits (or will omit) to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances in which made, not materially false or misleading.

                                    ARTICLE 6

                               REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASERS

            Each Purchaser (as to itself) represents and warrants to, and covenants and agrees with, the Company as follows:

            6.1 Existence and Power; Share Ownership. Such Purchaser:

            (a) if not a natural person, is duly organized and validly existing under the laws of the jurisdiction of its organization;

            (b) if not a natural person, has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; and

            (c) other than as disclosed in the Addendum executed by such Purchaser, owns no shares of Common Stock or any rights to acquire Common Stock as of the date hereof.

            6.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which it is a party:

            (a) is within such Purchaser's power and authority and has been duly authorized by all necessary action;

            (b) if not a natural person, does not contravene the terms of such Purchaser's organizational documents, or any amendment thereof;

            (c) will not violate, conflict with or result in any breach or contravention of or the creation of any Lien under, and Contractual Obligation of such Purchaser, or any order or decree directly relating to such Purchaser; and

            (d) does not require approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, other than those that have been obtained or made on or prior to the applicable Closing.

            6.3 Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by such Purchaser, and constitutes the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms.

            6.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by such Purchaser will not violate any Requirement of Law.

            6.5 Purchase for Own Account. The Shares and Warrants to be acquired by such Purchaser pursuant to this Agreement are being acquired for such Purchaser's own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of the Shares or Warrants under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If such Purchaser should in the future decide to dispose of any of the Shares or Warrants, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect, and that stop-transfer instructions to that effect, where applicable, will be in effect with respect to such securities. Each Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of the Shares and Warrants to the following effect: THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

            6.6 Sophistication. Such Purchaser, by reason of its business and financial experience, and the business and financial experience of those persons that may have been retained to advise it with respect to its investment in the Shares, together with such advisors, has such knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of the prospective investment and to make an informed investment decision. Such Purchaser acknowledges that it has been afforded the opportunity (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and Warrants and the merits and risks of investing in such securities and (ii) to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information heretofore provided to it; provided, however, that the availability of the foregoing opportunity shall not in any way affect, diminish or derogate from the representations and warranties made or deemed made to the Purchasers by the Company hereunder or the Purchasers' right to rely thereon.

            6.7 Broker's, Finder's or Similar Fees. Except as otherwise set forth in this Agreement, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser.

            6.8 Additional Representations. Such Purchaser understands that the offer and sale of the Shares and the Warrants has not been and will not be registered under the Securities Act, by reason of the issuance of such securities by the Company in a transaction exempt from the registration requirements of the Securities Act. Such Purchaser is an accredited investor, as such term is defined in Rule 501 of Regulation D under the Securities Act.

                                    ARTICLE 7

                              AFFIRMATIVE COVENANTS

            The Company hereby covenants and agrees that:

            7.1 Reincorporation in Delaware. As soon as practicable following the Closing Date, the Company shall take all steps within its power that may be necessary or desirable in order to cause the jurisdiction of incorporation of the Company to be changed to Delaware (the "Delaware Reincorporation"), as expeditiously as possible, including, without limitation, taking all necessary action as may be required under New Mexico and Delaware law to merge the Company into a newly-formed Delaware company to be named Pangea Internet, Inc. ("Newco"), filing any required proxy solicitation materials with the Commission in connection therewith, soliciting any stockholder approval required therefor (including the holding of a stockholders meeting), recommending to the stockholders that they approve the Delaware Reincorporation, and making any required state filings. In connection with any stockholder vote to approve the Delaware Reincorporation, the Company shall direct the individuals designated as proxies in the Company's proxy materials to vote all shares of Common Stock and Preferred Stock for which the Company has received proxies (unless otherwise directed by the stockholder submitting such proxy), in favor of the Delaware Reincorporation. Newco's certificate of incorporation shall provide for a sufficient number of authorized shares of Common Stock to permit the reservation of Common Stock required by Section 7.2.

            7.2 Reservation of Common Stock. Upon consummation of the Delaware Reincorporation, the Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue or delivery upon conversion of the Shares or exercise of the Warrants, such number of shares of Common Stock as shall then be issuable or deliverable upon the conversion of all outstanding Shares and the exercise of all outstanding Warrants. Such shares of Common Stock shall, when issued or delivered in accordance with the terms of the Preferred Stock or Warrants, as the case may be, be duly and validly issued and fully paid as non-assessable. The Company shall issue the Common Stock issuable upon conversion of the Shares or exercise of the Warrants upon the proper conversion of the Shares or exercise of the Warrants in accordance with the provisions thereof, and shall otherwise comply with the terms thereof.

            7.3 Inspection. The Company will permit the Purchasers and their respective representatives to make such investigation of the properties, businesses and operations of the Company, and such examination of the books, records and financial condition of the Company as they may reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company shall cooperate fully therewith. To the extent the Purchasers are advised that any information obtained from the exercise of the Purchasers' rights hereunder, and not previously known to the Purchasers, is to be treated in a confidential manner, the Purchasers shall treat such information as confidential unless otherwise required by law.

            7.4 No Solicitation. Except as provided in this Agreement and the other Transaction Documents, until the Closing days from the date hereof none of the Company shall, directly or indirectly (through representatives or otherwise), solicit, actively encourage, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than the Purchasers or any designee of the Purchasers) concerning any merger, consolidation, business combination or recapitalization involving the Company, the issuance of 5% or greater interest in the equity or voting power of the Company, or the sale of all or any substantial part of the business and properties of the Company; provided, however, that the foregoing shall not prohibit the Company from participating in discussions and negotiations and furnishing information to any party following the receipt of an unsolicited proposal from any such party if the Board in good faith determines that such proposal is more favorable to the Company's stockholders than the transactions contemplated by the Transaction Documents and, after consultation with outside counsel having expertise in the relevant legal principles, that the failure to engage in such discussions or negotiations or to provide such information would result in a breach by the Board of its fiduciary duties.

            7.5 Additional Covenants. The Company shall not make any acquisitions or take any action (a) until November 13, 2002, which would cause Walter A. Forbes, as an investor in the Company, to violate the Forbes Noncompete or (b) until February 28, 2001, which would cause William Avery, as an officer and investor in the Company, to violate the Avery Noncompete. "Forbes Noncompete" means the restrictions in Exhibit II of Annex B of that certain agreement, dated July 28, 1998, between Walter A. Forbes and Cendant Corporation, a true copy of which has been provided by Pangea to the Company. "Avery Noncompete" means the restrictions in that certain non-competition agreement, dated February 21, 1995, between William Avery and CUC International Inc., as incorporated by reference in that certain agreement, dated December 28, 1998, between William Avery and Cendant Corporation, true copies of which have been provided by Pangea to the Company.

            7.6 Reverse Stock Splits. For a period of six (6) months after the Closing, and except to the extent necessary to meet the minimum bid price for listing on The Nasdaq National Market ("NASDAQ") or to maintain listing on the NASDAQ, for a period of six (6) months thereafter, the Company shall not effect any reverse stock split of the Common Stock.

            7.7 Insurance. Not later than the Closing, the Company shall have obtained directors and officers insurance and general liability insurance that is reasonably satisfactory to Pangea.

            7.8 Further Assurances. Each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Transaction Documents, to not take any action that would cause its representations and warranties not to be true as of the Closing Date and shall use its reasonable efforts promptly to obtain all waivers, permits, consents and approvals and to effect all registration, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by the Transaction Documents. Nothing contained in this Section shall require any party to pay any money to any third party other than filing fees or similar costs or expenses that may be required or imposed by governmental authorities.

            7.9 Assets. If the Company is unable to liquidate its equity interests in Realco, Inc. prior to the Closing, Pangea and its affiliates will purchase such equity interests from the Company.

                                    ARTICLE 8

                                 INDEMNIFICATION

            8.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless the Purchasers and their Affiliates and their respective officers, directors, agents, members, employees and partners to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") resulting from (i) any breach of any representation, warranty or covenant of the Company in this Agreement or (ii) any legal, administrative or other actions (including actions brought by any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the Company's name), proceedings or investigations (whether formal or informal) (collectively, "Actions or Proceedings"), or written threats thereof, based upon, relating to or arising out of this Agreement or the other Transaction Documents, the transactions contemplated hereby or thereby, or any indemnified person's role therein; provided, however that the Company shall not be liable under this Section 8.1
(i) for any amount paid in settlement of claims without the Company's consent (which consent shall not be unreasonably withheld), (ii) any Liabilities arising out of a claim or action brought by a Purchaser against another Purchaser or
(iii) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party.

            8.2 Indemnification by the Purchasers. Each Purchaser agrees to indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, agents, members, employees and partners to the fullest extent permitted by law from and against any and all Liabilities resulting from any breach of any representation, warranty or covenant of such Purchaser in this Agreement or provided, however, that such Purchaser shall not be liable under this Section 8.2: (x) for any amount paid in settlement of claims without the consent of the Purchaser (which consent shall not be unreasonably withheld); (y) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct, bad faith or gross negligence of such indemnified party.

            8.3 Indemnification to Pangea. The Company agrees to indemnify and hold harmless Pangea and its officers, directors, agents, members, employees and partners to the full extent permitted by law from and against any and all Liabilities resulting from any misstatements of a material fact contained in any private offering materials in connection with the private offering contemplated by this Agreement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            8.4 Contribution. If the indemnification provided for in this
Article 8 shall for any reason be held by a court to be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under
Section 8.1, 8.2 or 8.3, the indemnified party and the indemnifying party under
Section 8.1, 8.2 or 8.3 shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying and indemnified parties which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the indemnifying and indemnified parties from the offering of the Shares, provided, that for purposes of clause (i) or (ii), no party shall be required to contribute any amount in excess of the amount such party would have been required to pay to an indemnified party if the indemnity under Section 8.1,
8.2 or 8.3, as applicable, was available. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. As among parties who are guilty of such fraudulent misrepresentation, such parties' obligations to contribute as provided in this
Section 8.4 are several and not joint. In addition, no person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such person's consent, which consent shall not be unreasonably withheld.

            8.5 Notification. Each party entitled to indemnification under
Section 8.1, 8.2 or 8.3 hereof (an "Indemnified Party") will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party, or any other event or occurrence in respect of which indemnity may be sought from the party obligated to provide such indemnification under Section 8.1, 8.2 or 8.3 hereof (an "Indemnifying Party"), notify the Indemnifying Party in writing thereof. The failure of any Indemnified Party so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party (i) other than pursuant to this Article 8 or (ii) under this Article 8 unless, and only to the extent that, such omission results in actual prejudice to such Indemnifying Party. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, such Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both an Indemnifying Party and an Indemnified Party is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel reasonably acceptable to the Indemnifying Party (in terms of such counsel's experience) at the Indemnifying Party's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (a) there are or may be legal defenses available to such Indemnified Party or to other Indemnified Parties that are different from or additional to those available to the Indemnifying Party or (b) any conflict or potential conflict exists between the Indemnifying Party and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Indemnifying Party be required to pay fees and expenses under this Article 8 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

            8.6 Expense Reimbursement. In connection with the obligation of an Indemnifying Party to indemnify an Indemnified Party for expenses pursuant to
Section 8.1, 8.2 or 8.3 above, the Indemnifying Party shall reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent that the Indemnified Party was not entitled to be indemnified therefore pursuant to Section 8.1, 8.2 or 8.3, as the case may be.

            8.7 Registration Rights Agreement. Notwithstanding anything to the contrary in this Article 8, the indemnification and contribution provisions of the Registration Rights Agreement shall govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.

                                    ARTICLE 9

                                   TERMINATION

            9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

            (a) by the mutual written consent of the parties hereto;

            (b) by the Purchasers or the Company, if the Closing shall not have occurred on or prior to 60 days from the date hereof; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of such condition;

            (c) by the Purchasers, in the event the Company breaches in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach is not susceptible of cure or, if susceptible of cure, has not been cured within 30 days after the giving of written notice to the Company; and

            (d) by the Company, in the event the Purchasers breach in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement which breach is not susceptible of cure or, if susceptible of cure, has not been cured within 30 days after the giving of written notice to the Purchasers.

            9.2 Procedure for the Effect of Termination. In the event this Agreement is terminated by the Purchasers, on the one hand, or by the Company, on the other hand, pursuant to Section 9.1, written notice of such termination shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without any further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except that the provisions of this Section 9.2 and Article 10 shall survive the termination of this Agreement.

                                   ARTICLE 10

                                  MISCELLANEOUS

            10.1 Survival of Provisions. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchasers or any Affiliate, acceptance of the Shares and payment therefor, or termination of this Agreement and shall terminate on the 90th day following the delivery to the Purchasers of audited financial statements of the Company covering one full year following the Closing.

            10.2 Expenses. If the Closing occurs, the Company shall reimburse Pangea and the Purchasers for all of their legal fees and expenses incurred in connection with the transactions contemplated hereby.

            10.3 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 10.2:

            (a) if to the Purchasers or Pangea:

                        Pangea Internet Advisors LLC
                        20 Dayton Avenue
                        Greenwich, CT  06830
                        Attention:  Cary S. Fitchey
                        Telephone No.:  (203) 661-4431
                        Telecopier No.:  (203) 661-1331

                        with a copy to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York  10019-6064
                        Attention:  James M. Dubin, Esq.
                        Telephone No.:  (212) 373-3000
                        Telecopier No.:  (212) 757-3990

                        and

                        Richard & O'Neil, LLP
                        885 Third Avenue
                        New York, New York  10022-4873
                        Attention:  Craigh Leonard, Esq.
                        Telephone No.: (212) 207-1222
                        Telecopier No.: (212) 750-9022

            (b) if to the Company:

                        Arinco Computer Systems Inc.
                        1650 University Boulevard, N.E.
                        Suite 5-100
                        Albuquerque, New Mexico 87102
                        Attention: James A. Arias
                        Telephone No.: (505) 242-4561
                        Telecopier No.: (505) 242-6788

                        with a copy to:

                        Thad H. Turk, Esq.
                        4804 College Heights Dr., N.W.
                        Albuquerque, New Mexico
                        Telephone: (505) 899-8193
                        Facsimile:  (505) 899-5792

            All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one Business Day after delivery to a courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

            10.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Pangea may assign any of its rights under this Agreement as a "Purchaser" to one or more financially sophisticated investors who is reasonably acceptable to the Company and who is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act. The Purchasers may assign any of their rights under this Agreement to any of their Affiliates or to any institutional investor to whom the Shares or Warrants (or any portion thereof) are transferred. The Company may not assign any of its rights hereunder without the consent of Pangea. Except as provided in Article 8, no Person other than the parties hereto and their permitted assignees is intended to be a beneficiary of this Agreement.

            10.5 Waiver and Amendment.

            (a) No failure or delay on the part of the Company, Pangea or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, Pangea or the Purchasers at law, in equity or otherwise.

            (b) Subject to Section 2.4, this Agreement may not be amended without the consent of each party hereto.

            10.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            10.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            10.8 Governing Law. This Agreement has been negotiated, executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

            10.9 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts pursuant to a contractual provision in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in
Section 10.2, such service to become effective ten days after such mailing.

            10.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

            10.11 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

            10.12 Remedies. If a breach of this Agreement occurs and is continuing, any Purchaser may pursue any available remedy by proceeding at law or in equity to enforce the performance (including, without limitation, the specific performance) of any provision of this Agreement. A Purchaser may maintain a proceeding even if it does not possess any of the Shares or Warrants or does not produce any of them in the proceeding. Except as otherwise provided by law, a delay or omission by any Purchaser in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy is exclusive of any other remedy. All available remedies are cumulative.

            10.13 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, supersede all prior agreements and understandings among the parties with respect to such subject matter.

            10.14 Publicity. Except as may be required by applicable law, no party hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law to be made by a party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                        ARINCO COMPUTER SYSTEMS INC.


                        By: /s/ James A. Arias
                            ------------------
                            Name:  James A. Arias
                            Title: President and Chief Executive Officer


                        PANGEA INTERNET ADVISORS LLC


                        By: /s/ Cary S. Fitchey
                            -------------------
                            Name:  Cary S. Fitchey
                            Title: Managing Director

                                    ADDENDUM

            This Addendum forms part of the Securities Purchase Agreement entered into by and between Arinco Computer Systems Inc. and Pangea Internet Advisors LLC as of March 9, 2000 (the "Securities Purchase Agreement"). The undersigned hereby agrees that, as of the date hereof, the undersigned shall become a "Purchaser" under the Securities Purchase Agreement, as defined therein, that the representations and warranties made in the Securities Purchase Agreement as to the Purchasers are true as to the undersigned and that the terms and conditions of the Securities Purchase Agreement shall be binding upon and inure to the benefit of the undersigned.

            The undersigned represents and warrants to Arinco Computer Systems Inc. that, except as described below, the undersigned owns no shares of Arinco Common Stock or rights to acquire such Common Stock. [Describe ownership]

            IN WITNESS WHEREOF, the undersigned has caused this Addendum to be duly executed and delivered as of this _____ day of _____________, 2000.

                                   [PURCHASER]


                                    By: _________________________________
                                        Name:
                                        Title: